Exhibit 10.xi

INCENTIVE COMPENSATION PLAN FOR EMPLOYEES
OF THE BOEING COMPANY AND SUBSIDIARIES
(As Amended and Restated October 31, 2016)

1.	Definitions
As used in this plan (the “Plan”), the following terms have the meanings set forth below:
“Board of Directors” means the Board of Directors of The Boeing Company;
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means The Boeing Company;
“Committee” means the Compensation Committee of the Board of Directors;
“Section 162(m)” means Code Section 162(m), including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.
“Section 409A” means Code Section 409A, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.
“Subsidiary” means any corporation or association more than 50% of the voting securities of which are owned directly or indirectly by the Company or by one or more of its other Subsidiaries and the accounts of which are customarily consolidated with those of the Company for the purpose of reporting to stockholders.

2.	Committee
The Committee shall have full power and authority to administer the Plan, and to construe and interpret its terms and provisions. Decisions of the Committee shall be final and binding upon all parties.

3.	Eligibility
3.1     Certain Employees. Officers and employees of the Company and its Subsidiaries who hold executive, administrative, managerial, supervisory, technical or other key positions shall be eligible for participation under the Plan, and participants shall for the most part be selected from among members of this group. None of the members of the Committee and no director of the Company or of a Subsidiary who is not also an officer or employee of the Company or of a Subsidiary shall be eligible for participation under the Plan.
3.2     Special Contributors; Former Employees. Awards may also be made under the Plan to employees not holding executive, administrative, supervisory, technical or other key positions who have, nevertheless, made a substantial contribution to the success of the Company and its Subsidiaries. In addition, a former employee who has either
(a)    retired under the employee retirement plan of the Company or of a Subsidiary or
(b)     left the service of the Company or of a Subsidiary to enter the armed services or for such other reasons as may be determined by the Committee and who would have been eligible for an award but for such retirement or termination of service, may be eligible for an award for the year in which such employee retires or so leaves the service of the Company or of a Subsidiary. In the case of a former employee who would have been eligible for an award but for death, an award may be granted to the surviving spouse or children or to the estate of such former employee, as the Committee may determine in its sole discretion.
3.3     Covered Employees. In no event shall any individual who is a “covered employee” (as defined in Section 162(m)) be eligible to receive an award under the Plan that is intended to meet the qualification requirements of Section 162(m).

4.	Making Awards
4.1     Committee Authority. The Committee shall make awards, subject to the limitations herein, to such individuals within the eligible group and in such amounts and at such times as, in the Committee’s judgment, shall best serve the interest of the Company and its Subsidiaries at that time, taking into account each individual’s job performance and contributions to the success of the Company and its Subsidiaries.
Except as provided in Section 4.2, the Committee shall have complete discretion in determining to whom awards under the Plan shall be made; provided, however, in making awards the Committee shall request and consider the recommendations of the Chief Executive Officer of the Company and others whom it may designate.
4.2    Delegation of Award-Making Authority and Award Recommendations. The Committee may, at such time or times as it may elect, authorize the Chief Executive Officer of the Company who in turn may authorize other executives of the Company to make additional awards subject to the limitations herein provided, in amounts not exceeding an aggregate amount and under conditions determined by the Committee. In making recommendations to the Committee and in making awards authorized by the Committee, the Chief Executive Officer of the Company shall request and consider the recommendations of other officers and supervisory employees of the Company and its Subsidiaries.
4.3    Forms of Awards. Awards under this Plan will be made entirely in cash.
4.4    Boeing Stock Units. Boeing Stock Units granted under the Plan prior to the May 1, 2006 shall continue to be subject to the provisions of the Plan as in effect immediately prior to such date.

4.5     Limits on Awards. Unless approved by two-thirds of the members of the Board of Directors, no participant shall receive an award under the Plan in any one calendar year that has a maximum target of more than two (2) times the participant’s base salary for the year for which the award is made, and a maximum payout of more than two (2) times the target established by the Committee for the year for which the award is made.

5.	Distribution of Awards
5.1     Terms; Timing. Distribution of awards shall be governed by the terms and conditions applicable to such awards, as determined by the Committee or its delegate. Notwithstanding the foregoing, with respect to any award intended to be exempt from the requirements of Section 409A which is to be paid out when vested and qualify for the short-term deferral exemption to Section 409A, such payment shall be made as soon as administratively feasible after the award became vested, but in no event shall such payment be made later than 2-1/2 months after the end of the calendar year in which the award became vested unless (i) deferred pursuant to Section 5.2 or (ii) otherwise permitted under the exemption provisions of Section 409A.

5.2.    Deferred Payment. Notwithstanding the provisions of Section 5.1, the Committee may permit or require a participant to defer receipt of the payment of an award to the extent provided under any deferred compensation plan of the Company or pursuant to the terms of an employment agreement, either of which satisfies the requirements for exemption from or complies with Section 409A.
5.3    Deductions. The Company shall deduct from the payment of each award any withholdings required by law; and the Company may deduct any amounts due from the recipient to the Company or a Subsidiary.
5.4    Notice; Distribution Date. The Committee or its delegates shall advise participants of their awards under the Plan, and shall fix the distribution date or dates for such awards. Awards shall be paid on the distribution date or as soon thereafter as reasonably possible.

6.
Repeal; Amendments. The Plan and any and all provisions hereof may be repealed or amended by the affirmative vote of a majority of the Board of Directors at any meeting if the notice of such meetings sets forth the form of the proposal for such repeal or amendment or a summary thereof. No repeal or amendment of the Plan shall operate to annul or modify any award previously made under the Plan.

7.
Nonassignability. No awards authorized or made pursuant to the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment or any other legal process, and any attempt to subject an award to any of the foregoing shall be void.

8.
Compliance with Section 409A. Notwithstanding the provisions of Section 5.2 to the contrary, it is the Company’s intention that any and all compensation payable under the Plan shall satisfy the requirements for exemption under Section 409A, and all terms and provisions shall be interpreted to satisfy such requirements.

9.
Clawbacks. Awards under the Plan are subject to the Clawback Policy as adopted by the Board of Directors and as amended from time to time. In addition, subject to applicable local law, awards under the Plan with respect to performance years 2017 or later shall be subject to clawback and forfeiture, in the event a participant or former Participant engages in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the award: the participant (i) is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engages in competition with any significant aspect of Company business;  (iii) induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the participant or any third party; (iv) disparages the Company, its products or employees; or (v) uses or discloses Company proprietary or confidential information. Nothing in this Section 9 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

10.
No Individual Rights. No individual shall have any claim to be granted any award under the Plan, and the Company has no obligation for uniformity of treatment of participants under the Plan. Furthermore, nothing in the Plan or any award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any participant any right to continue in the employ of, or to continue any other relationship with, the Company or any

Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate a participant’s employment or other relationship at any time, with or without cause.

11.
No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property or shares of Common Stock, or to create any trusts, or make any special deposits for any immediate or deferred amounts payable to any participant, and no participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

12.
Successors. All obligations of the Company under the Plan with respect to awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

13.
Severability. If any provision of the Plan or any award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award, and the remainder of the Plan and any such award shall remain in full force and effect.